EXHIBIT 99.1

Press Release

CONTACT:

John McMahon

Ezenia! Inc.

781-505-2124

investorrelations@ezenia.com

General McInerney Named to Ezenia Board of Directors

NASHUA, N.H. (September 13, 2005) – Ezenia! Inc., (OTCBB:EZEN.OB), today announced that Lieutenant General Thomas McInerney USAF (Ret.) has been appointed to the company’s Board of Directors.  His appointment is effective immediately.

General McInerney served 35 years in the U.S. Air Force.  His distinguished career as a command pilot with four tours of duty in Vietnam and Joint Force Commander was highlighted by his final tour of duty as the Air Force Assistant Vice Chief of Staff and Director of the Defense Performance Review (DPR), reporting to the Secretary of Defense.  In that capacity, he spearheaded the “government reinvention” effort at the Pentagon and drove defense planners to assimilate successful business re-engineering practices from over 100 of the nation’s leading corporations.  In January 2000, General McInerney founded GRTT (Government Reform Through Technology), a consulting firm helping high-tech companies introduce advanced technology to federal, state, city, and local governments.  From March 1996 to December 1999, General McInerney was Chief Executive Officer and President of the nonpartisan Business Executives for National Security (BENS) and received a Laurel in February 2000 from Aviation Week and Space Technology magazine for his efforts on behalf of military reform. Prior to BENS, he served as Vice President for Command and Control at Loral Defense Systems-Eagan.

“I am delighted to have General McInerney join our Board of Directors and proud of his distinguished service to our nation, including four tours of duty in Vietnam,” said Khoa Nguyen, Ezenia Chairman and CEO.  “His experience and knowledge as a former leader in the Department of Defense, his willingness and leadership in engaging the business community to forge a more efficient defense establishment, and his entrepreneurial spirit make General McInerney exceptionally qualified to appreciate the challenges and opportunity that Ezenia is facing in expanding its business within this market segment.  I look forward to working closely with General McInerney and benefiting from his expertise, insight, guidance, and wisdom in achieving our growth objectives.”

“Ezenia is well positioned to become the industry leader in collaborative communications,” said General McInerney.  “The company has developed the right technology at the right time to help our government meet its challenge to deploy superior and secure command, control and communications.  Ezenia has the solution to bring disparate groups and agencies together to work as a team, not just in day-to-day collaboration, but in virtually any crisis from the threat of terrorism to natural disasters.  I look forward to taking an active role as a member of the Board of Directors and to helping guide its business opportunity in the government sector.”

General McInerney was recently invited to testify before the U.S. Senate Armed Services Committee on the nation’s policy in Iraq, and is co-author of the book “Endgame: The Blueprint for Victory in the War on Terror.”  He is a graduate of the U.S. Military Academy at West Point in 1959, earned his Masters degree in international relations from The George Washington University in 1972, and completed the Armed Forces Staff College in 1970 and the National War College in 1973.  General McInerney also serves as a member of the Board of Directors of Alloy Surfaces Company, KIL Inc. Kilgore Flares Co, LLC, SABA (Federal Advisory Board), Pan American International Academy (Flight Simulators), Agusta Westland NA, Nortel Government Solutions and Crescent Technology Ventures Plc .

Further information about Ezenia! Inc., is available by visiting the company website at www.ezenia.com.

About Ezenia! Inc.
Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, www.Ezenia.com.

Note to Investors
Statements included herein that are not historical facts include forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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